EXHIBIT 3 (a)

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
DEC 12 1997
C28006-97
DEAN HELLER SECRETARY OF STATE

                         ARTICLES OF INCORPORATION OF

                             The Business Inn


I The undersigned natural person being of the age of twenty-one years, or more, acting as incorporator under the laws of the State of Nevada relating to corporations, and to that end adopt the following articles of incorporation as follows:

ARTICLE ONE. NAME:  The name of the corporation shall be

                             The Business Inn

ARTICLE TWO. DURATION: The corporation shall exist perpetually.

ARTICLE THREE. PURPOSES:

    1. The Corporation is organized for any and all lawful purposes for which corporations may be organized under this Act, including without limitation, acquisition and operation of hotel, motels and apartment buildings, research and development, organization, educational, management, acquisition and marketing of all types of products, services, and businesses.

The Corporation shall have and exercise all powers necessary or convenient for the carrying out of any or all of the purposes for which it is organized.

Additional purposes for which it is organized are:

    2. To purchase, receive by way of gift, subscribe for, invest in, and in all other ways acquire, import, lease, possess, maintain, handle on consignment, own, hold for investment or otherwise use, enjoy, exercise, operate, manage, conduct, perform, make, borrow, guarantee, contract in, respect of, trade and deal in, sell, exchange, let, lend, export, mortgage, pledge, deed in trust, hypothecate, encumber, transfer, assign and in all other ways dispose of, design, develop, invent, improve, equip, repair, alter, fabricate, assemble, build, construct, operate, manufacture, plant, cultivate, product, market, and in all other ways (whether like or unlike any of the foregoing), deal in and with property of every kind and character, real, personal or mixed, tangible or intangible, wherever situated and however held, including, but not limited to, money, credits, choices in action, securities, stocks, bonds, warrants, scripts, certificates, debentures, mortgages, notes, commercial paper, and other obligations and evidences of interest in or indebtedness of any person, firm, or corporation, foreign or domestic, or of any government, subdivision or agency thereof, documents of title, and accompanying rights, and every other kind and character of personal property, real property (improved or unimproved), and the products avails thereof, and every character of interest therein and appurtenance thereto, including, but not limited to, mineral, oil, gas, and water rights, all or any part of any going business and its incidents, franchises, subsidies, charters, concessions, grants, rights, powers or privileges, granted or conferred by any government or subdivision or agency thereof, and any interest in or part of any of the foregoing, and to exercise in respect thereof the rights, powers, privileges, and immunities of individual owners or holders thereof.

    3. To hire and employ agents, servants, and employees, and to enter into agreements of employment and collective bargaining agreements, and to act as agents, contractor, trustee, factor or otherwise, either alone or in company with others.

    4. To promote or aid in any manner, financially or otherwise, any person, firm, associate, or corporation, and to guarantee contracts and other obligations.

    5. To let concessions to others to do any of the things that this corporation is empowered to do, and to enter into, make, perform, and carry out, contracts and arrangements of every kind and character with any person, firm, association, or corporation, or any government or authority or subdivision or agency thereof.

    6. To carry on any business whatsoever that this corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or that it may deem calculated, directly or indirectly, to improve the interests of this corporation, and to do all things specified in the laws of the State of Nevada, and to have and to exercise all powers conferred by the laws of said State of Nevada on corporations formed under the laws pursuant to which this corporation is formed, as such laws are now in effect or may at any time hereafter may be amended, and to do any and all things hereinabove set forth to the same extent and as fully as natural persons might or could do, either alone or in connection with other persons, firms, associations, or corporations, and in any part of the world.

     7. To own, hold, rent, lease, manage, encumber, improve, exchange, buy, and sell real property, collect rents, and do a general real estate business; and in general to have and exercise all powers, rights, and privileges necessary and incident to carrying out properly the objects above mentioned.

    The foregoing state of purposes shall be construed as a statement of both purposes and powers, shall be liberally construed in aid of the powers of this corporation, and the powers and purposes stated in each clause shall, except where otherwise stated, be in nowise limited or restricted by any term or provision of any other clause, and shall be regarded note only as independent purposes, but the purposes and powers stated shall be construed distributively as each object expressed, and the enumeration as to specific powers shall not be construed as to limit in any manner the aforesaid general powers, but are in furtherance of, in addition to, and not in limitation of said general powers.

ARTICLE FOUR.      CAPITALIZATION: The aggregate amount of the total
authorized capital stock of this corporation is Twenty Five Thousand ($25,000) Dollars, consisting of Twenty Five Million Authorized (25,000,000) Shares at one mil ($0.001) par value per share divided into two classes of stock, being preferred and common of which 10,000,000 shares shall be authorized as preferred stock which may be issued in various series, and 15,000,000 shares shall be authorized as common stock which shall be nonassessable.. All of the shares may be issued by the corporation from time to time and for such considerations as may be determined upon and fixed by the board of directors not inconsistent with law, and when such consideration has been received by the corporation, such shares shall be deemed fully paid. There shall be no cumulative voting, no preferences, limitations, or preemptive rights.


    ARTICLE FIVE:     AMENDMENT OF ARTICLES OF INCORPORATION:
These articles of incorporation may be amended by the affirmative vote of a majority of the votes of the shareholders entitled to vote from time to time.

    ARTICLE SIX:     LOCATION:      The principal office of the corporation
is to be located at 3631 Seneca Lane, Las Vegas, NV 89109

    ARTICLE SEVEN:     DIRECTORS.      The members of the governing board
of the corporation shall be styled "directors". The total number of directors shall be not less than one (1) and not more than seven (7). The number of directors constituting the first board of directors is two (2), and the names and post office addresses of the first board of directors is:

      NAME                   ADDRESS

Roger Ellsworth        3631 Seneca Lane, Las Vegas, NV 89109
Charles Wilkerson      3108 Fine Ave., Clovis, Ca. 93612

    The number of directors of the corporation may be changed by an affirmative vote of the shares of the corporation entitled to vote, in accordance with the provisions of Nevada Revised Statues 78.330.

    ARTICLE EIGHT.     INCORPORATOR.      The name and address of the
Incorporator is as follows:

      NAME                   ADDRESS

Roger Ellsworth        3631 Seneca Lane, Las Vegas, NV 89109

    ARTICLE NINE.     THE INITIAL RESIDENT AGENT:

The initial resident agent of the corporation and address of its registered agent is as follows:

      NAME                   ADDRESS

Roger Ellsworth        3631 Seneca Lane, Las Vegas, NV 89109

    ARTICLE TEN.     PERSONAL LIABILITY.      The private property of the
shareholders shall not be liable for obligations, suits of any kind including but not limited to malpractice suits, class action suits, discrimination suits, personal injury suits, anti-trust suits, liens, acts, or judgments of the corporation.

    ARTICLE ELEVEN.     DIRECTOR LIABILITY.
Directors of the corporation shall not be held personally liable for obligations, suits of any kind including but limited to malpractice suits, class action suits, discrimination suits, personal injury suits, anti-trust suits, liens, acts or judgments of the corporation, or any other liability which may be construed to be contained within the scope of the laws and statues of the State of Nevada which pertain to Director Liability.

    ARTICLE TWELVE.     BY-LAWS AND SHAREHOLDERS AGREEMENT:
There are separate bylaws regulating the internal affairs of the corporation and a shareholders' agreement restricting the transfer of shares.

ARTICLE THIRTEEN.       "SUB-CHAPTER-S" CORPORATION STATUS.
    The stockholders of the corporation shall elect to qualify it as a Sub-S corporation under section 1361, and sections 1362 through 1379 of the Internal Revenue Code, and such status shall continue unless a majority of shareholders shall vote in the affirmative to discontinue such status.

    IN WITNESS WHEREOF, I have executed these articles of incorporation in duplicate on this 8th day of December 1997, in Las Vegas, Nevada.


                         -----------------------------
ACKNOWLEDGMENT

STATE OF NEVADA)
               }SS
COUNTY OF CLARK)

On December 12, 1997, Roger Ellsworth personally appeared before me, a notary public who acknowledged that he has executed the above instrument.

Notary Public State Of Nevada
County Of Clark
ANA B.PONCE
My Appointment Expires
No:97-1244-1   May~2OO1

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